Exhibit 99.1

APAC Customer Service, Inc.	APAC	Q1 2011 Earnings Call	May 12, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲
PARTICIPANTS
Corporate Participants
Harriet Fried — Vice President, Lippert/Heilshorn & Associates, Inc.
Kevin T. Keleghan — President, Chief Executive Officer & Director
Andrew B. Szafran — Chief Financial Officer & Senior Vice President
Other Participants
Matthew J. McCormack — Senior Research Analyst, BGB Securities, Inc.
Robert Riggs CFA, MBA — Research Analyst, William Blair & Co. LLC
Howard Smith CPA, MBA — Managing Director, First Analysis Securities Corp.
Michael Kim — Research Analyst, Imperial Capital LLC
Josh Vogel — Research Analyst, Sidoti & Co. LLC
David J. Koning — Senior Research Analyst, Robert W. Baird & Co. Equity Capital Markets
MANAGEMENT DISCUSSION SECTION
Operator: Good morning and welcome to APAC’s First Quarter 2011 Earnings Conference and Webcast. This call is being recorded.
At this time, I would like to turn the call over to Ms. Harriet Fried of LHA. Please go ahead, ma’am.
Harriet Fried, Vice President
Good morning and thanks for joining us for the first quarter 2011 conference call for APAC Customer Services. The company issued a press release yesterday afternoon containing financial results for the quarter. This release is available on APAC’s website as well as on various financial websites. Company representatives on today’s call are Kevin Keleghan, President and Chief Executive Officer; and Andrew Szafran, Senior Vice President and Chief Financial Officer.
Before opening the call, I’d like to remind you that statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the company’s actual results to differ materially. Yesterday’s earnings release and the company’s Annual Report on Form 10-K for the fiscal year ended January 2nd, 2011 and its quarterly report on Form 10-Q for this fiscal quarter ended April 3rd, 2011 discuss some of these factors.
The company’s forward-looking statements speak only as of today’s date. To supplement the company’s consolidated financial statements, APAC uses certain measures to find its non-GAAP financial measures by the SEC, including EBITDA and adjusted EBITDA. A reconciliation of these results to GAAP is attached to yesterday’s earnings release and additional information can be found in APAC’s Annual Report on Form 10-K for the fiscal year ended January 2nd, 2011 and its quarterly report on Form 10-Q for the quarter ended April 3rd, 2011.
The company has posted a downloadable presentation to accompany the webcast in the Investor Relations section of its website. The presentation can be viewed in the webcast section by clicking on the link shown under the title of Today’s Event. It will also be posted under Investor Presentations after the call.
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APAC Customer Service, Inc.	APAC	Q1 2011 Earnings Call	May 12, 2011
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With that introduction, I’d like to turn the call over to Kevin Keleghan. Go ahead please, Kevin.
Kevin T. Keleghan, President, Chief Executive Officer & Director
Thank you, Harriet, and thank you to everyone for joining us on our first quarter conference call. APAC had a strong performance in the first quarter, generating $88 million in revenue and delivering earnings of $0.13 per share. We grew at a rate of 3.3% for the quarter, but that really doesn’t tell the whole story.
Last quarter, we spoke at length about the headwinds we are facing in the communications vertical and that our hardest comps would come in the earlier part of the year. We are indeed down in the communications vertical 25% for the quarter. At the same time, we are feeling cautiously optimistic about this part of the business for a few reasons.
First, the first quarter of 2010 is a particularly tough comp, since it was our all-time peak in communications volume, which then declined throughout 2010. However, we’re actually up sequentially from last quarter. Second, we are expecting growth coming from two new communications clients that were signed up late last year and early this year.
Third, we’re also seeing stabilization in our volumes with a major communications client that had over-extended its outsource capacity. They’re taking excess capacity out of their network, and since we have remained a top performer for them, we feel confident that our volumes will increase from current levels as the year progresses. So while we’re down in communications, we expect to rebound during the second half of 2011 in that vertical.
I’d also like to review our healthcare vertical, which is showing that we were down 7.7% for the quarter. The driving factor behind this decline is simply the fact that one of our key clients sold a piece of their business. We also have decided not to participate in a particular client’s temporary program in 2011. Adjusting for these two exited clients, we actually grew our healthcare business 5.2% in the quarter on a same-store basis.
Furthermore, as I mentioned on our last quarter’s call, we renegotiated our contract with another very important healthcare client, where we traded price reductions in exchange for increased volumes with less peaks and valleys throughout the year. As a result, although this had a negative impact on the first quarter, the annual program profit dollars will increase. Andrew will speak further to the margin impact shortly.
Healthcare remains one of our strongest markets and we possess unique know-how and capabilities for healthcare clients. We continue to have the very robust pipeline of opportunities in healthcare both with existing and new clients. At the same time, the revenue for the rest of our business verticals increased over 17%. We are especially pleased with an increase of almost 10% in our business services vertical and over 90% increase in our media vertical and we were up substantially in our smaller but growing technology vertical. I will expand on our technology capabilities later in the call.
Based upon our strong overall performance, we have a greater level of confidence in our guidance and expect to generate revenue of between $346 million to $350 million this year. We also expect EPS to range from $0.47 to $0.49.
I’m now going to turn the call over to Andrew Szafran, our Chief Financial Officer to provide additional detail on our results for the quarter. Following Andrew’s discussion, I will add some additional commentary, and after that, we’ll open the call to questions. Andrew?
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APAC Customer Service, Inc.	APAC	Q1 2011 Earnings Call	May 12, 2011
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Andrew B. Szafran, Chief Financial Officer & Senior Vice President
Thank you, Kevin. We are pleased with our strong performance in the first quarter and I’m happy to review the numbers. So we’re now on page six of the presentation.
First quarter of 2011 revenue of $88 million was up 3.3% from the first quarter of 2010. Gross margin registered at 22.1%, which is down about 2% from prior year and consistent with our expectations. This reduction was driven by two key factors that we spoke about during our Q4 earnings call. About half of the reduction is due to the appreciation of the Philippine peso. This is spot on with the penny per quarter headwind that was discussed last quarter.
As Kevin mentioned in his opening remarks, the other half resulted from contract negotiations with an important healthcare client, where we were able to offer price reductions in exchange for increased volumes throughout the year. This will help reduce the seasonality of our healthcare business and we will see that benefit in subsequent quarters. During the first quarter, we experienced the cost.
Operating expenses improved to $8.7 million versus $10.5 million a year ago. On a percent of sales basis, we improved to 9.9% from 12.4%. Removing the impact of the small restructuring charge from this year and legal settlement from last year, operating expenses were $8.3 million and $8.1 million respectively. On a percent of sales basis, we improved to 9.4% from 9.6% on this adjusted basis.
Our IBT was $10.7 for the quarter or 12.2% and 1% above the midpoint of our expected operating range of 9% to 13%. Net income for the quarter was $7 million and $0.13 per share. For EBITDA, we improved to $13.7 million versus $13.1 million in 2010, which is a return on sales of 15.6%. Moving on to adjusted EBITDA, which adds back restructuring charges and the legal settlement, we decreased slightly to $14.1 million from $15.5 million, chiefly driven by the gross profit reduction that I mentioned above. APAC’s adjusted EBITDA return on sales of 16% continues to lead the industry.
Capital expenditures were $2.5 million for the quarter, as we continued investing for new business. We also repurchased approximately 921,000 shares at an average cost of $5.90 during the first quarter. So even with the significant repurchase activity and our capital investment, our cash on hand of $51.3 million is a $10.6 million improvement in our cash position from a year ago and slightly less than $10 million increase since year-end.
Our DSO improved to 48 days for the quarter, which is an improvement of 7 days since year-end and consistent with our expectations. Regarding taxes, our book effective tax rate was 34.5%. Cash taxes ran at a lower rate of about 11%.
So with my review of the numbers completed, I will now turn the call back over to Kevin.
Kevin T. Keleghan, President, Chief Executive Officer & Director
Thanks Andrew. Earlier this month, we announced the acquisition of a business unit of SEI, LLC, which provides sales and marketing as well as partner channel support for a leading technology company. This acquisition meets one of our strategic objectives to further expand our presence in the technology vertical, especially when combined with three major technology clients that we signed during the past year. It also increases our capabilities in the high-end, value-added business services market, which we believe we can cross-sell to other clients.
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APAC Customer Service, Inc.	APAC	Q1 2011 Earnings Call	May 12, 2011
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The acquired business generated approximately $10 million in revenue in 2010 and employs 200 associates in Fargo, North Dakota. I want to emphasize that the revenue and associated earnings of this transaction are not included in our guidance, as we’re still completing our valuation analysis and purchase accounting. We do expect this acquisition to be accretive to earnings in the first year and we will update our outlook next quarter for any 2011 impact.
We have also continued to make progress in bringing on new logos and are off to a strong start in 2011. I will provide an update next quarter as is our mid-year custom. We have moved forward on another strategic initiative, increasing our global footprint. We’re completing the build-out of our new center in Montevideo, Uruguay and expect to be operational in the second quarter.
We’re also in the midst of opening a new call center in Manila, which will become our fifth location in the Philippines. This new center will be built with growth from both new and existing accounts and the first of the three phases is already sold out and we’re currently selling into phase 2.
So with that, I’ll turn it over to the operator. You can now open lines for questions.
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APAC Customer Service, Inc.	APAC	Q1 2011 Earnings Call	May 12, 2011
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QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Our first question comes from the line of Matt McCormack from BGB Securities. Your line is open, sir.
<Q — Matthew McCormack — BGB Securities, Inc.>: Yeah. Hi, good morning. My first question is on the guidance. Obviously, you just said that it doesn’t include the acquisition. You did say you’re much more confident in it. So should we assume in terms of the revenue that you’re going to come in before this acquisition near the high-end of the range and is this really just due to the outperformance in the first quarter or are you expecting — are you now expecting better volumes throughout the year?
<A — Kevin Keleghan — President, Chief Executive Officer & Director>: Yeah. Matt, I think in general, it’s early in the year and — so overall, we’re just reaffirming the range. It was a very strong first quarter. We do feel really good for the entire year, but we just think it’s early.
<Q — Matthew McCormack — BGB Securities, Inc.>: Okay. Well, in terms of the margins, I mean again the margins in this quarter were strong around 12%. And if I’m doing the math correctly, the — your guidance roughly is about 11%. So could you talk about possibly a seasonal benefit in the first quarter or what do you expect to pressure margins as the year progresses?
<A — Andrew Szafran — Chief Financial Officer & Senior Vice President>: Hey Matt, it’s Andrew. I think if you look at us historically, Q1 and Q4 are stronger than two and three. So we expect that pattern to continue although to a lesser extent.
<Q — Matthew McCormack — BGB Securities, Inc.>: Okay. And then in terms of the vendor consolidation with the large telco client — well, first of all, is the vendor the one that is eliminating their own capacity or are they eliminating vendors or both and are you — do you already know that you are — do you already have a good sense or contracted the amount of volumes that you’re going to get for the rest of the year?
<A — Kevin Keleghan — President, Chief Executive Officer & Director>: Yeah, Matt. In general, there are some guarantees on minimums, but when you see upside in the business, it’s not necessarily contractually committed. It’s just a conversation where you work with your partner and you build towards that. So clearly the capacity that was out there was in the outsource network, and due to seasonality, due to product launches and so forth, they’ve realized that they have excess capacity in the network. They’ve already started to take it out from the bottom performers. Given how strong our performance is, we’re getting every indication in the latter half of the year that there should be some modest growth.
<Q — Matthew McCormack — BGB Securities, Inc.>: Okay. And then just lastly on the SEI transaction, is that the type of deal sizes I mean that we should expect to see? And it’s a little unusual, because it was — you’re buying the center serving a client. Is that the type of transaction where you put about possibly doing something with the captive or buying captive unit if there’s any currently out there that you think would make a fit?
<A — Kevin Keleghan — President, Chief Executive Officer & Director>: Yeah. I think in the past what we’ve kind of talked about is, our criteria for acquisitions are number one to be accretive to earnings, number two to expand our global footprint, number three to get us in key verticals like technology and financial services, and number four potentially to get some additional services that we don’t necessarily offer or we are in the early stage of offering it. This one did not meet the need of expanding our global footprint, but I think it’s safe to say that it hit the other three criteria pretty nicely. So I think the general four criteria I just laid out is what we’ll be looking at for various acquisitions in the future. Size depends upon the opportunity. This one happened to be a nice small one and easily absorbed. We’re flexible going forward as long as we hit the other four criteria.
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APAC Customer Service, Inc.	APAC	Q1 2011 Earnings Call	May 12, 2011
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<Q — Matthew McCormack — BGB Securities, Inc.>: Okay. Thank you so much.
Operator: Thank you. Our next question comes from the line of Robert Riggs from William Blair. Your line is open, sir.
<Q — Robert Riggs — William Blair & Co. LLC>: Good morning. Thanks for taking my question. Kind of expanding on the last line of questioning, Kevin, from a financial operational standpoint, with the build-out going on in Uruguay, the new center in Manila, how comfortable are you I guess in the near-term of doing another transaction or will we expect to wait a while and get some of these other initiatives accomplished?
<A — Kevin Keleghan — President, Chief Executive Officer & Director>: It’s a great question, Robert. The fact of the matter is that we have diverse resources in the company. So the resources that are being utilized to open up Manila and Montevideo are different resources that we’re utilizing in the integration of the current acquisition. Going forward, it’s just going to depend on the opportunity. We’re opportunistic with it. It’s not something that we’ve built into our planned process, into our earnings outlook saying that we have to do this. So really we’re out there continuously looking for the opportunities. You saw the large cash balance and we’re just trying to make sure that we’re putting that to good use through the stock buyback program as well as potential acquisitions.
<Q — Robert Riggs — William Blair & Co. LLC>: Great, thank you. And then if you could just give us kind of an update on the new business pipeline, kind of the pace of conversion, what you’re seeing in the six — in the first few months of this year versus last year and is the growth really coming from new logos or are you benefiting from more volumes or new programs at existing customers?
<A — Kevin Keleghan — President, Chief Executive Officer & Director>: It’s a balanced growth. As I mentioned a little bit earlier, we’ll give you a lot more detail next quarter. It’s hard after one quarter to give you a lot of trend data. So we’ll do it after the second quarter results. But the reality is, is that we’re getting balanced growth from organic with existing customers. We have a tendency to split our on new logo bucket into two buckets. We — our definition of new logo is the first 12 months of existence of a new client. So the run-off like-for-like term from the 2010 new logos is doing extremely well and we’re off to a very strong start on the brand-new logos in 2011. So, I feel very good about that top line growth.
<Q — Robert Riggs — William Blair & Co. LLC>: Great, thanks for the detail, and a nice result.
<A — Kevin Keleghan — President, Chief Executive Officer & Director>: Thanks.
Operator: Thank you. Our next question comes from the line of Howard Smith from First Analysis. Your line is open, sir.
<Q — Howard Smith — First Analysis Securities Corp.>: Yes, good morning, and congratulations on a very, very solid quarter. I wanted to know if I could get any more detail on the center in Manila. You mentioned it was kind of three phases. What is the size of that and if you can break it down by phases that would be great?
<A — Andrew Szafran — Chief Financial Officer & Senior Vice President>: Hey, Howard. Yeah, we found a location where it had been vacated by a large insurance company, a captive center. So we’re able to bring it up online relatively quickly and with a reduced capital requirement. We’ve divided it into three roughly equivalent phases and we can scale it completely to about 800 workstations.
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APAC Customer Service, Inc.	APAC	Q1 2011 Earnings Call	May 12, 2011
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<Q — Howard Smith — First Analysis Securities Corp.>: Great. And so with that and your center in Uruguay, if we look at your available footprint, I know it always depends on where the customer wants the seats. But do you feel pretty good about having the capacity maybe for at least this year’s business and if you start looking at adding other centers or other new locations, you’re really pretty far down the line or are we not at that point yet?
<A — Andrew Szafran — Chief Financial Officer & Senior Vice President>: No, we’re feeling good about our capacity based on what’s in our pipeline and what we’ve signed and any incremental spend or sites would be tied to incremental business.
<Q — Howard Smith — First Analysis Securities Corp.>: Okay. And one last question if I could. On discussions with clients regarding pricing, specifically for work done offshore in the Philippines, how receptive is that discussion as far as the change in exchange rates and your rising cost structure and sharing the pain of that?
<A — Andrew Szafran — Chief Financial Officer & Senior Vice President>: We have a disciplined approach when we’re bidding on new business, and I think everyone in the industry faces those rising costs of the peso, and so it’s a market phenomenon. I mean there is still a compelling economic story with moving offshore. It’s just a little bit more expensive
<A — Kevin Keleghan — President, Chief Executive Officer & Director>: And Howard, despite that upward pressure, we’re still feeling very good about the margins offshore.
<Q — Howard Smith — First Analysis Securities Corp.>: Yeah, that showed up this quarter. That’s great. Well, thank you very much.
Operator: Thank you. Our next question comes from the line of Michael Kim from Imperial Capital. Your line is open, sir.
<Q — Michael Kim — Imperial Capital LLC>: Hi, good morning, guys. Just talk a little about your build out of complementary services, non-voice services and if you see on that on plan year-to-date, and secondarily, are the capability that you’re building out something that you feel you can do organically or that you would need to complement through acquisitions?
<A — Kevin Keleghan — President, Chief Executive Officer & Director>: Yeah. Good question, Mike. I mean in general, we have a tendency to group a lot of our closely related services into the voice bucket. So if they’re doing email, if they’re doing chat in general inbound customer servicing even if it’s not voice, we kind of put it in that bucket. So that’s — that part of the business is growing proportionally. This year, the major growth that we’ve had in back-office support, a pure back-office support was within the existing client in the medical business. So when I mentioned before that we had some peaks and valleys in the past, we were able to balance that out with the back-office work. So that was a substantial win for us late last year.
We haven’t won any pure back-office business this year. It’s been mostly voice. As far as capacity, we are very good at just-in-time inventory, which also helps with when we have a decent sized building in Montevideo or the Philippines, building it out in phases to keep our capital expenditures in line with our growth. I feel good that we have the capacity domestically, offshore, near-shore to meet our growth plan, and so that’s built in there. So any acquisitions of potential capacity offshore would more likely be in new markets where our clients are asking us to go versus the existing markets that we’ve been in historically.
<Q — Michael Kim — Imperial Capital LLC>: Okay. And then switching to SEI, can you talk a little about the opportunity to leverage some of the capabilities that they bring into — deeper into the technology vertical or can you expand on what capabilities that they’ve developed over time with some of their specific clients?
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APAC Customer Service, Inc.	APAC	Q1 2011 Earnings Call	May 12, 2011
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<A — Kevin Keleghan — President, Chief Executive Officer & Director>: Yeah, it’s mostly a single client, but an extremely large very critical technology client that we’ve been looking to sign for a period of time. So first of all, it gets us in the door at a very large technology client that’s extremely diversified and allows us to expand in our normal call center business. In addition, this particular business is focused very much on the high-end business-to-business sales channel support. So some sales lead generation in B2B, obviously sales response for qualified leads and in general support.
That’s more of a high touch business-to-business environment than the majority of our business. We do some of that now with a handful of our clients, but this expands the capability and gives us more credibility there. It’s typically higher margin business. And so in addition to having the opportunity where our resource is backing this business will allow us to expand with that client, we also have the ability to expand our traditional services with that client and then also will allow us to cross-sell this capability to a handful of our clients and then also continue our expansion in the technology vertical.
<Q — Michael Kim — Imperial Capital LLC>: I know you’re planning to talk a little bit more about the financial impact for 2011. But at a high level, can you describe if their growth rate has been above or comparable to APAC, and in fact, it sounds like their margin profile is a little bit higher than yours?
<A — Kevin Keleghan — President, Chief Executive Officer & Director>: The margin profile is higher. Their growth has been similar, but it’s also been constrained. It was part of a diversified company that wasn’t purely in the call center business. It had a lot of forays into other technology areas that were unrelated, and that’s where a lot of the capital investment for the holding company was going. And so the client has been looking for more investment in the business, more opportunity for different services even near-shore and offshore, that this business did not have the capability of doing. So, just by combining by the two companies, that’s going to open up greater growth opportunities for this former SEI business.
<Q — Michael Kim — Imperial Capital LLC>: Great, thank you very much.
Operator: [Operator Instructions] Our next question comes from the line of Josh Vogel from Sidoti. Your line is open, sir.
<Q — Josh Vogel — Sidoti & Co. LLC>: Thank you. Good morning. I was hoping you could talk a little bit about the sales cycle today versus maybe what you were seeing a year or two ago just in terms of the process or time involved to actually start initial talks with the client to eventually signing them.
<A — Kevin Keleghan — President, Chief Executive Officer & Director>: Yeah. I don’t think there’s been a substantial change. We’d like to think that a typical start to finish sale cycle is close to a 12 month process. And like any given year, there is customers that you have to work for a long period of time and as you’re trying to find the right fit and then there is some that just kind of drop in your lap real quick. And we continue to see both of those types. So the sales cycle is similar. What I feel good about is that overall our pipeline is a lot more robust than it was a year ago, a lot more opportunity. That being said, as I’d like to remind my team, we got to get them over the goal line, so they need to get closed. So we feel very good about the pipeline right now and there’s no major changes from historical perspective on timing.
<Q — Josh Vogel — Sidoti & Co. LLC>: Okay. What about when you’re ramping a new logo, what’s the average time that’s taking?
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APAC Customer Service, Inc.	APAC	Q1 2011 Earnings Call	May 12, 2011
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<A — Kevin Keleghan — President, Chief Executive Officer & Director>: It really depends on the client and the opportunity. So what we have been good historically doing is coming in and doing proof-of-concepts. And so over the last quarter or two some of the deals we’ve inked, get out of the gate really fast, because they have a need for a large number of seats. And then there are others where it’s a new opportunity, let’s say like the insurance sector with just a couple of dozen seats as a proof-of-concept, but with enormous upside potential. And so we really continue to have a mix of clients and it’s why we are so focused on understanding the client and performing, because in either of those scenarios if we do our job and get out of the gate with performance quickly, then the long-term growth potential is very strong.
<Q — Josh Vogel — Sidoti & Co. LLC>: Okay. Shifting gears a little bit. Kevin, you just spoke to capacity both domestically and offshore, but I was just curious if you can maybe give us a little bit more detail about available capacity in the U.S. I know that some — there is some trend of companies wanting to move back domestically and I was wondering if you were, one, either seeing that from any of your clients and two, if you were positioned to handle a large move in volume.
<A — Kevin Keleghan — President, Chief Executive Officer & Director>: Yeah. First of all, we’re not seeing any shift. Our clients are growing with us both on and offshore at very consistent levels. There might be even a slight preference to be offshore in the Philippines right now compared to historical levels. As a matter of fact, if you look at our results for the quarter, we did the number of hours we expected, but we had a few more hours offshore versus onshore. And as a result, revenue was slightly less than we expected but the margin — the pre-tax profit was pretty much spot on. So once again, we felt good about the growth. It was just a little bit different from what we expected.
So we’re not seeing that trend that we’ve also heard other people talk about, about people looking to come back on. We are continuing to see a blend. We typically are very efficient with the utilization of our seats and don’t have huge amounts of capacity just waiting to get filled. On the domestic basis, we have capacity and that’s mostly due to the fact that we had a little bit, as you recall from the conversation, a little bit of a decline in the telecom sector. So we have capacity, and as we anticipate getting a rebound in the second half with the telecom, we expect those chairs to fill up again.
<Q — Josh Vogel — Sidoti & Co. LLC>: Okay. That’s helpful. Thank you. And just a housekeeping question, how much do you have left on the current buyback authorization?
<A — Andrew Szafran — Chief Financial Officer & Senior Vice President>: A little over 3 million, Josh.
<Q — Josh Vogel — Sidoti & Co. LLC>: Okay, great. Thank you very much.
<A — Kevin Keleghan — President, Chief Executive Officer & Director>: You’re welcome.
Operator: Thank you. Our next question comes from the line of Dave Koning from Baird. Your line is open, sir.
<Q — David Koning — Robert W. Baird & Co. Equity Capital Markets>: Yeah. Hey guys, great job. I guess my first question was in the last couple of years sequentially revenues come down $7 million or $8 million and I know this year you entered this contract with a healthcare provider that’s going to allow for a more stable progression at least in that contract through the year. So should we assume, I mean, certainly less of a pronounced sequential decline, but how should we model that maybe half the sequential decline that we’ve seen in the past?
<A — Andrew Szafran — Chief Financial Officer & Senior Vice President>: I’d say a little bit more than half in Q2, Dave, something about $4 million or $5 million.
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APAC Customer Service, Inc.	APAC	Q1 2011 Earnings Call	May 12, 2011
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<Q — David Koning — Robert W. Baird & Co. Equity Capital Markets>: Okay, okay. Good.
<A — Andrew Szafran — Chief Financial Officer & Senior Vice President>: I mean as Kevin pointed out, we’re feeling confident about our guidance and any upside that we’re feeling will come in the back half of the year but not in Q2.
<Q — David Koning — Robert W. Baird & Co. Equity Capital Markets>: Okay, okay, good. And then the media client or clients that have been coming on I mean certainly generating a nice piece of growth. Are we getting to a point where sequentially are those still growing or is it the year-over-year growth that really — the pronounced amount.
<A — Andrew Szafran — Chief Financial Officer & Senior Vice President>: Well, certainly year-over-year is stronger, but we still continue to see nice growth in that segment.
<Q — David Koning — Robert W. Baird & Co. Equity Capital Markets>: Okay. So its building — it is building sequentially as well?
<A — Andrew Szafran — Chief Financial Officer & Senior Vice President>: Yes, it is.
<Q — David Koning — Robert W. Baird & Co. Equity Capital Markets>: Okay, got you. One thing I noticed was both in the last couple of quarters just from stuff in Q that we saw, media and communications have roughly offset each other. Media has been extremely strong, communication is weaker. And I was just wondering as we get through the year, if I would imagine media, it’s hard to keep up that huge growth for media, but at the same time communications is going to get better. So, I’m just wondering are those two impacts going to offset or net are they still — they’re going to be a benefit because of communications, the headwinds has been so big that the net effect is going to be positive in the back half?
<A — Andrew Szafran — Chief Financial Officer & Senior Vice President>: It’s the latter. We do feel — we continue to feel good about media and the rebound that Kevin spoke about, we are expecting in kind of the back half of the year with communications.
<A — Kevin Keleghan — President, Chief Executive Officer & Director>: Yeah. I’ll just remind you Dave on communications, it’s not only stabilization of a large client, but it’s also we booked two major logos in that sector; one last quarter and one in the first quarter. So, we’re hopeful that with our normal performance that we can get to nice growth out of the new logos too.
<Q — David Koning — Robert W. Baird & Co. Equity Capital Markets>: Yeah, that’s great. And then I guess the last thing, I saw on the 10-Q that you redid your loans through the revolvers through the end of September and that you’re looking for a new lender. Is the genesis behind looking for new lender just to get a bigger facility so that you’re ready to make bigger acquisitions or maybe you can just talk through that a little bit?
<A — Andrew Szafran — Chief Financial Officer & Senior Vice President>: Yeah, and we’re not looking for a new lender, but a new lending agreement, and answer to your question, absolutely, we are looking to get some more headroom and more favorable terms. We have a very supportive group of banks that are working with us, and we just put that a little bit of an extension, because we were working full-bore with the SEI acquisition. So, we just wanted a little bit more time to get that in place.
<Q — David Koning — Robert W. Baird & Co. Equity Capital Markets>: Great, it sounds good. Well, thanks and good job.
<A — Andrew Szafran — Chief Financial Officer & Senior Vice President>: Thanks Dave.
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APAC Customer Service, Inc.	APAC	Q1 2011 Earnings Call	May 12, 2011
Company ▲	Ticker ▲	Event Type ▲	Date ▲
Operator: Thank you. I show no further questions in the queue, and I would like to turn the conference back to Mr. Kevin Keleghan for closing remarks.
Kevin T. Keleghan, President, Chief Executive Officer & Director
Thank you, operator. We’ll close by once again saying thanks to everyone for joining us this morning. APAC is a results-oriented company. We’re focused on delivering excellent service to our clients and great results for our shareholders.
We’re especially grateful for the work our clients trust us to perform and for the dedication of all the people, who comprise our growing APAC team and this includes our new associates in Montevideo, Manila, and Fargo.
We thank you for your participation and interest. We look forward to our next call, where we’ll be sharing the results for the second quarter.
Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program and you may all disconnect at this time.
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